Exhibit 3.3

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

AUPENHEIM HOLDINGS INC.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered Fourth so that, as amended, said Article shall be and read as follows:

> The amount of the total stock of this corporation is authorized to issue is 100,000,000 shares (number of authorized shares) with a par value of $0.000001 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30th day of September, 2026.

By: /s/ Yunfeng Cui
Authorized Officer

Title: President

Name: Yunfeng Cui
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:54 AM 09/30/2026
FILED 09:54 AM 09/30/2026
SR 20264552441 - File Number 10663162